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                                                                      Exhibit 99

Monday March 29, 1:12 p.m. Eastern Time

Company Press Release

SOURCE:  E*TRADE Group, Inc.

E*TRADE to Acquire ClearStation

ClearStation.com to Extend E*TRADE's Reach into Digital Financial Media; Offers Investment Ideas, Analysis, Education & Community Discussion

PALO ALTO, Calif. (March 29, 1999) - In a move intended to extend its reach as a provider of financial new media, E*TRADE Group Inc. (NASDAQ: EGRP) today announced the acquisition of ClearStation Inc. (www.clearstation.com), a leading-edge financial media web site that integrates technical and fundamental analysis with community discussion to offer investors compelling investment ideas, analysis and opinion. ClearStation will be operated as a subsidiary of E*TRADE Group through an independent web site. Financial details of the acquisition were not disclosed. The transaction is being effected through an issuance of E*TRADE shares and is anticipated to be accounted for as a pooling of interest transaction. The transaction is subject to approval by the shareholders of ClearStation and is expected to close within the next 30 days.

"E*TRADE's objective is to become more than a market leader in online investing services," said Christos M. Cotsakos, chairman and chief executive officer of E*TRADE Group. "Our goal is to become a premier digital financial media company. With a top-rated web site, exceptional talent and a proprietary technology platform, ClearStation represents another important step in executing on our new media strategy and in building our interactive financial media properties."

"As individual investors increasingly move to investing online, their power has become a new force in today's global financial markets. We view ClearStation, with its high-caliber member base, as another way for E*TRADE to unite this important shared interest group," added Cotsakos. "ClearStation is already building an exciting high-quality online financial community by offering independent investors a destination where they can freely meet, openly discuss market issues, exchange ideas and access proprietary investment content and tools. The value that ClearStation offers will help to further differentiate E*TRADE as a leading financial destination for the millions of investors who are projected to move online in the coming years."

"This acquisition allows ClearStation to become part of one of the most dynamic organizations in the new age of electronic financial services and digital media," said Kris Skrinak, president and chief executive officer of ClearStation. "Our combination with E*TRADE provides ClearStation with tremendous brand association and the potential to reach a global base of independent investors who turn to E*TRADE and its international affiliates for financial content and services."

Since the launch of Destination E*TRADE and its public site strategy in September 1998, E*TRADE has significantly expanded the digital content available on its site, offering free access to a rich
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assortment of tools, financial transactions, including mutual funds and bonds, news and analysis. E*TRADE is now the most visited web site operated by an online financial services company. Its Internet audience exceeded the combined reach of Charles Schwab & Co. and Ameritrade in February 1999, according to Media Metrix/TM/, which measures the popularity of leading sites.

Launched in July 1998, the ClearStation web site has quickly developed into a leading online financial community. ClearStation estimates that it has approximately 90,000 registered members. The company's free, ad-supported site offers its members a proprietary three-point approach to investing that combines technical analysis with core elements of fundamental analysis, and input from the ClearStation community of investors.

The site also offers a wide variety of innovative tools to support investment decisions. For example, members have access to an automated trend detection system that scans the market throughout the day to create dynamic lists of stocks that are entering price action trends or are experiencing fundamental events such as earnings surprises.

ClearStation members can track multiple portfolios and monitor the stock portfolios of designated ClearStation members to discover the community's stars and to find valuable investment insight. Members also can openly discuss individual stocks, trading strategies and other timely investment topics in ClearStation's member discussion areas. ClearStation's Education content is designed to demystify investing by focusing on the ins and outs of price action, trading strategies, portfolio and risk management.

About E*TRADE

A leading branded provider of online investing services, E*TRADE has established a popular destination Web site for self-directed investors. The company offers independent investors the convenience and control of automated stock, options and mutual funds order placement at low commission rates. In addition, E*TRADE has a suite of value-added products and services that can be personalized, including portfolio tracking, real-time stock quotes, Smart Alerts, market commentary and analysis, news, investor community areas and other information services.

E*TRADE was the first securities and financial services company to be awarded the CPA WebTrust seal of assurance by the American Institute of Certified Public Accountants (AICPA). In the fourth quarter of 1998, the E*TRADE web site was named the No. 1 online investing site in an international survey of the industry's top 20 Internet brokerage firms by Lafferty Information and Research Group, a global provider of high-value and business information research.

Investors can access E*TRADE at www.etrade.com on the Internet and through many other electronic channels and online services, including AOL (Keyword: E*TRADE) and via the TELE*MASTER interactive telephone system. E*TRADE Securities Inc. (Member NASD/SIPC), and its parent company, E*TRADE Group Inc., are headquartered in Palo Alto, Calif.

About ClearStation

Nominated for a 1999 Webby Award, ClearStation integrates technical and fundamental analysis with community discussion to offer compelling investment ideas, analysis and opinion throughout each market day. Additional site features include robust charting tools, portfolio management, stock screening, event tracking, and in-depth news and research. The San Francisco-based company, founded in November 1997, is privately funded. The ClearStation Web site was launched in July 1998. For more information about ClearStation, call Dan Dement, public relations director, ClearStation, (415) 283-2590, ext. 25. ClearStation membership is free to investors at http://www.clearstation.com.

Important Notice
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E*TRADE is a registered trademark of the Company. All other Trademarks are properties of their respective owners. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, market acceptance of the new E*TRADE destination Web site, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, seasonality, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual report filed by the Company with the SEC on Form 10-K (including information under the caption "Risk Factors") and quarterly reports on Form 10-Q.

SOURCE: E*TRADE Group, Inc.
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